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                                                                    EXHIBIT 2.21

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


         This MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of December 10, 1999, by and among U.S. ORTHOPEDICS TEXAS, LLC, a Texas limited liability company ("USO"), AMEDISYS SURGERY CENTERS, L.C., a Texas limited liability company ("ASC"), AMBULATORY SYSTEMS DEVELOPMENT OF TEXAS, INC., a Texas corporation ("ASDT"), AMBULATORY SYSTEMS DEVELOPMENT CORPORATION, a California corporation ("ASDC," and collectively with ASDT and ASC, the "Members"), and for purposes of the transfer of the Management Agreement, U.S. Orthopedics, Inc., a North Carolina corporation ("USO, Inc."). USO and the Members are sometimes collectively referred to as the "Parties" and are sometimes referred to herein separately as a "Party."

                                    RECITALS

         A. ASC owns sixty-seven percent (67%) of the membership interests of West Texas Ambulatory Surgery Center, L.L.C., a Texas limited liability company (the "LLC").

         B. The LLC operates an ambulatory surgery center located in Odessa, Texas (the "Center") which is a multi-specialty surgery center providing orthopedic surgery, ophthalmology, otolaryngology, gynecological surgery, urological surgery, general surgery pain management and endoscopic services.

         C. The other membership interests of the LLC are owned ten percent (10%) by ASDT, ten percent (10%) by ASDC and thirteen percent (13%) by certain physician.

         D. The Members desires to sell to USO, and USO desires to purchase from the Members, their Interests in the LLC on the terms and subject to the conditions hereinafter set forth.

         E. ASC manages the Center pursuant to a Management Agreement (the "Management Agreement"), a copy of which is attached hereto as Exhibit A, and ASC will transfer to USO Inc. all of its rights under the Management Agreement and USO, Inc. desires to assume the obligations of ASC under the Management Agreement.

         F. USO and recipients of the sums to be paid by USO hereunder, desire to enter into a noncompete covenant for the purpose of protecting the value of the Interests purchased by USO from the Members.

         THEREFORE, the parties agree as follows:

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SECTION 1. DEFINITIONS.

         1.1. DEFINITIONS. As used herein, the following terms have the respective meanings set forth below or set forth in the Section of the Agreement following such term:

         ASC -- Introductory paragraph.

         ASDC -- Introductory paragraph.

         ASDT -- Introductory paragraph.

         AGREEMENT -- means this Membership Interest Purchase Agreement, as amended from time to time by the parties hereto, together with all Schedules and Exhibits hereto.

         CENTER -- Recitals.

         CLOSING -- means the transfer by USO to the Members of the consideration set forth herein, the transfer by the Members to USO of the Membership Interest, and the consummation of the other transactions contemplated by this Agreement to occur on the Closing Date.

         CLOSING DATE -- Section 5.1.

         CONTRACTS AND OTHER AGREEMENTS -- Section 6.10.

         DAMAGES -- Section 10.1.

         EFFECTIVE TIME -- Section 5.1.

         ENVIRONMENTAL PROTECTION LAW -- means any environmental laws or regulations of the United States, the State of Texas, and the ordinances of any applicable county or municipality, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1981, and the Superfund Amendments and Reauthorization Act of 1986, each as amended, and all rules and regulations promulgated in connection therewith.

         GAAP -- means generally accepted accounting principles as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and such other Persons who shall be approved by a significant segment of the accounting profession, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP.

         GOVERNMENTAL AUTHORITY -- Section 6.12.

         INTANGIBLE PROPERTY -- Section 6.9.


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         INTEREST(S) -- means with respect to ASC, sixty-seven percent (67%), with respect to ASDT, ten percent (10%), and with respect to ASDC, ten percent (10%), the membership interests of the LLC.

         LLC -- Recitals.

         LICENSES -- Section 6.12.

         LIEN -- means any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever.

         USO -- Introductory paragraph.

         MA PURCHASE PRICE -- Section 3.3.

         MANAGEMENT AGREEMENT -- Recitals.

         MEDICARE/MEDICAID ACCOUNTS RECEIVABLE -- means those Accounts Receivable which are obligations of the Medicare or Medicaid programs.

         NONCOMPETE PAYMENTS -- Section 12.1.

         PARTY/PARTIES -- Introductory paragraph.

         PERMITTED LIENS -- Section 4.1(d).

         PERSON -- means an individual, sole proprietorship, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization, or a government or agency or political subdivision thereof.

         PURCHASE PRICE -- Section 3.1.

         TANGIBLE PERSONAL PROPERTY -- Section 6.8.

         1.2. GAAP. Where the character or amount of any asset or liability or item of income or expense, or any other accounting computation is required to be made hereunder, it shall be done in accordance with GAAP, consistently applied from period to period.


SECTION 2. PURCHASE AND SALE OF INTEREST; ASSIGNMENT AND ASSUMPTION OF
           MANAGEMENT AGREEMENT

         2.1. SALE OF THE INTEREST. Subject to the terms and conditions of this Agreement, at the Closing, the Members shall validly sell, assign, transfer and convey to USO free and clear of all Liens, and USO shall purchase and accept, the Interests.

         2.2. ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT. ASC and USO, Inc. have agreed that ASC shall assign to USO, Inc. its rights under the Management Agreement and


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USO, Inc. shall assume, perform and discharge those obligations of ASC under the
Management Agreement, but only to the extent performance or discharge of such obligations relates to the period subsequent to the Effective Time.

SECTION 3. PURCHASE PRICE.

         3.1 PURCHASE PRICE. The purchase price for the Interests shall be the sum of $696,000 (such sum being referred to herein as the "Purchase Price"), to be allocated to the Members as set forth on Schedule 3.1.

         3.2. MANAGEMENT AGREEMENT. The purchase price for the Management Agreement to be paid to the Members shall be $288,478 (the "MA Purchase Price"), to be allocated to the Members as set forth on Schedule 3.2.


SECTION 4. PRE-CLOSING OBLIGATIONS.

         4.1. THE MEMBER'S COVENANTS. The Members covenant and agree that during the period from the date of this Agreement to the Closing Date, the Members shall carry out the obligations set forth in this Section, unless USO shall have otherwise given its prior written consent:

                  (a) CONDUCT OF BUSINESS. The LLC shall carry on its business and activities diligently and in substantially the same manner as previously carried out, without any significant reduction or change of service, and shall not take actions outside of the ordinary course of its business.

                  (b) EXCLUSIVE DEALING. The Members shall not, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than USO, concerning any merger, consolidation or sale of substantial assets of the LLC, or the purchase or sale of the Members' Interest in the LLC; and each shall promptly communicate to USO any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

                  (c) REVIEW OF LLC. USO may, prior to the Closing Date, through its representatives, review the properties, books and records of LLC and its financial and legal condition as USO deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Members hereunder. The Members shall permit USO and its representatives to have, after the date of execution hereof, full access to all properties of LLC and to all the books and records of LLC and cause the officers of LLC to furnish USO with such financial and operating data and other information with respect to the business and properties of LLC as USO shall from time to time reasonably request.

                  (d) GOVERNMENTAL FILINGS. The Members shall assist in the making of any filings required as a condition to the consummation of the transactions contemplated in this Agreement.


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         4.2. EMPLOYEES. Prior to the Closing Date, ASC shall transfer to the
LLC all employment, nondisclosure, noncompetition and nonsolicitation agreements and contracts between ASC and its employees at the Center and all rights thereunder and copies of all information for each employee of ASC involved directly or indirectly in Center.

SECTION 5. CLOSING.

         5.1. CLOSING DATE. The Closing shall take place on December 8, 1999 ("Closing Date") at the offices of Wright, Lindsey & Jennings LLP, or at such other date or place as the parties hereto shall agree in writing. The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CST) on December 1, 1999.

         5.2. TRANSFER OF INTEREST. At the Closing, the Members shall sell, transfer, assign, grant, deliver and convey to USO all of the Members' Interest in the LLC, free and clear of any and all Liens, and ASC shall transfer and assign all of its rights under the Management Agreement to USO and USO shall assume the obligations of ASC under the Management Agreement. The transactions contemplated by this Agreement shall be evidenced by delivery by the Members, to USO of certificates representing the Interest in the LLC endorsed in blank or accompanied by duly executed assignment documents and other documents of transfer acceptable in form and substance to USO in its judgment reasonably exercised.

         5.3. TRANSFER OF MANAGEMENT AGREEMENT. At the Closing, ASC shall sell, transfer, assign, grant, deliver and convey to USO, Inc. all of ASC' right, title and interest in and to the Management Agreement and USO, Inc. shall assume all obligations under the Management Agreement pursuant to an Assignment and Assumption Agreement.

         5.4. EVIDENCE OF TRANSFER. At the Closing and thereafter, as USO may from time to time request, the Members shall execute and deliver to USO, Inc. such documents and instruments of conveyance as may be appropriate and shall take or cause to be taken such actions as USO, Inc. may request in order to accomplish the transfer of the Interest and the consummation of the matters contemplated by this Agreement. At the Closing and thereafter, as USO may from time to time request, the Members shall execute and deliver to USO such documents and instruments of conveyance as may be appropriate and shall take or cause to be taken such actions as USO may request in order to accomplish the transfer of the Management Agreement and the consummation of the matters contemplated by this Agreement. All such documents shall be in form and substance reasonably satisfactory to USO. Without limiting the foregoing, the Members agree to take all steps necessary and execute all documents necessary to transfer all of its interest in the Medicare/Medicaid Accounts Receivable to USO and to ensure that USO receives all proceeds from the Medicare/Medicaid Accounts Receivable.


SECTION 6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MEMBERS

         The Members, jointly and severally, hereby represent and warrant to USO and agree, as of the Closing Date, as follows (when a representation or warranty is made "to the best of the Members' knowledge" such phrase shall mean the actual knowledge of the Members after reasonable investigation):


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         6.1. CORPORATE. The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. The Members have delivered to USO complete and correct copies of the LLC's Articles or Organization and the Operating Agreement as currently in effect. The LLC has the power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name, "West Texas Ambulatory Surgery Center." The LLC does not currently use any fictitious names.

         6.2. AUTHORIZATION. This Agreement and all other agreements, certificates and instruments contemplated hereby to be executed and delivered by the Members have been duly authorized by all necessary action of each Member. This Agreement and each other agreement or instrument contemplated hereby to be executed and delivered by the Members has been duly executed and delivered by the Members, and constitutes a legal, valid and binding obligation of the Members enforceable against the Members in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

         6.3. OWNERSHIP OF THE INTEREST/MANAGEMENT AGREEMENT RIGHTS. The Members represent and warrant that it each owns that percentage of the outstanding Interests of the LLC on Schedule 6.3 and that the only other Interests of the LLC are listed on Schedule 6.3.1 and that there are no other Interests of the LLC issued and outstanding. Each Members represents and warrants that he/it owns his/its Interest free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind and has the full power to sell and transfer its Interest to USO without obtaining the consent or approval of any other Person or Governmental Authority. ASC has good and marketable title to its rights, title and interest in the Management Agreement and as of the Closing Date, USO will acquire good and marketable title to ASC's right, title and interest in the Management Agreement.

         6.4. TAXES. The LLC has paid, or will pay on or prior to any applicable due date, all income, employment, property and other taxes and duties accrued or owed by LLC in connection with the operation of the LLC.

         6.5. INSURANCE. Since its existence and through the Closing Date, LLC has maintained, in full force and effect, (i) professional liability and comprehensive general liability and property damage insurance coverage in the minimum amounts and of the type set forth on Schedule 6.5, and (ii) all necessary insurance for the protection of LLC's employees as required of employers by the State of Texas and otherwise, including, unemployment and worker's compensation coverage. The Members shall provide USO with certificates issued by LLC's insurance carrier (or its agent) evidencing that the insurance coverages described above are and have during such five-year period been in full force and effect.

         6.6. LITIGATION. The Members have set forth on Schedule 6.6 any and all claims for professional liability or otherwise currently pending or, to the best of the Members' knowledge, threatened against LLC, together with a description of each such claim which either individually or in the aggregate could or will have a material adverse affect on LLC or the Interest and LLC has been advised by its professional liability insurance carrier that all professional liability claims known to such insurance carrier are included on Schedule 6.6. Except as set forth on Schedule 6.6,




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there are no judgments unsatisfied against LLC or consent decrees or injunctions to which LLC is subject. LLC is not a party to any pending or, to the best of the Members' knowledge, threatened action, suit, proceeding or investigation, at law or in equity, or otherwise in, for or by any court or governmental board, commission, agency, department or officer arising from the acts or omissions of LLC or initiated thereof by such parties. To the best of any Members' knowledge, is not subject to any claim, order, judgment, decree or governmental restriction which adversely affects the Interest or which would prevent the consummation of the transactions contemplated by this Agreement. There is no claim, action or proceeding now pending or, to the best of any Members' knowledge, threatened against LLC which will, or could (i) prevent or delay consummation of the transactions contemplated by this Agreement, or (ii) either individually or in the aggregate have a material adverse affect on LLC or the Interest.

         6.7. REAL ESTATE. The Center (including any improvements thereto) is sufficient and adequate to permit LLC to conduct the business of the Center as it is presently being conducted, are in good operating condition and repair and comply in all material respects with existing laws, including, without limitation, all Environmental Protection Laws and all building, zoning, health, safety or other ordinances, codes or regulations. No hazardous substances or materials are maintained, stored or have been disposed of on any of the property of the Center, except in compliance with Environmental Protection Laws, and there are no underground storage tanks or asbestos-containing materials on any of the property of the Center, except as set forth in Schedule 6.7 hereto.

         6.8. TANGIBLE PERSONAL PROPERTY. Schedule 6.8 -- Tangible Personal Property is a true and correct list of the furniture, fixtures and equipment, useable inventories of medical and office supplies, and all other furniture, fixtures, equipment, machinery, office supplies, warranty rights, supplies, medical and other records, and other tangible personal property owned, leased or used by LLC in the operation of the Center (the "Tangible Personal Property"). The Tangible Personal Property is sufficient and adequate to permit LLC to conduct the business of the Center as it is presently being conducted, each item of Tangible Personal Property that is material to the Center is in good operating condition and repair, and neither LLC nor any LLC Physician has received notice that any item of Tangible Personal Property or the use thereof is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation. LLC is not in default with respect to any item of Tangible Personal Property purported to be leased by it, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default under any such lease. Neither LLC nor any LLC Physician holds any Tangible Personal Property of any other person, firm or corporation pursuant to any consignment or similar arrangement.

         6.9. INTANGIBLE PROPERTY. Schedule 6.9 -- Intangible Property is a true and correct list of all United States and state trademarks, service marks, trade names, patents, copyrights, trade secrets, technical data and proprietary know-how (either registered or applied for) owned by, registered in the name of, licensed to, or used in the business of LLC (the "Intangible Property"). Such list includes a summary description of each such item and specifies, where applicable, the date the license or registration was granted or applied for, the expiration date and the current status thereof. To the best of and Members' knowledge, there is no restriction affecting the use of any of the Intangible Property by LLC, and no license has been granted with respect thereto. To the best of any Members' knowledge, each item of Intangible Property is valid and in good standing, is not currently being challenged or infringed, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other person, firm or


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corporation. LLC has only operated or transacted business under its own name or the fictitious names set forth in Schedule 6.9 -- Intangible Property.

         6.10. CONTRACTS AND OTHER AGREEMENTS. The Members has described on
Schedule 6.10 -- Contracts all contracts, agreements, leases, subleases, franchises and licenses of LLC (the "Contracts and Other Agreements") and has furnished to USO copies and/or descriptions of all Contracts and Other Agreements affecting the Interest being purchased, sold, or leased hereunder, excluding Contracts and Other Agreements which are not material and which in the aggregate provide for the expenditure of less than $2,500. All Contracts and Other Agreements are in full force and effect, and LLC has performed all obligations required with respect to, and neither LLC nor any LLC Physician is in material default under, any such Contracts and Other Agreements. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with, constitute a material breach, material violation or termination of any provision of any Contracts and Other Agreements to which LLC and/or any LLC Physician is a party or by which such parties are bound; (b) result in the creation or imposition of any Lien against any of the Interests; or (c) violate any law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to LLC, any LLC Physician, or the Interest.

         6.11. PERSONNEL. Schedule 6.11 is a list of all employees of ASC and/or LLC (in relation to the Center only), the method of payment (i.e., hourly, salaried), date of hire, the current rate of earnings of each employee, and all written agreements with respect thereto. There has not been any (i) termination of any "defined benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by ASC or any person, firm or corporation ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with ASC, or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to LLC or any Affiliate of the intention to commence or seek the commencement of any such proceeding.

         6.12. LICENSES. Schedule 6.12 is a list of all licenses, permits, authorizations, approvals and consents (collectively, the "Licenses") ASC, LLC and/or any LLC Physician has obtained in connection with the Center, including, without limitation, any License required to be held or obtained in connection with the purchase, storage or dispensing of scheduled narcotics or other prescription drugs. To the best of any Members' knowledge, there are no other licenses, permits, authorizations, approvals or consents required by any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (collectively, "Governmental Authority") to properly operate or conduct the business of the Center. To the best of any Members' knowledge, each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. To the best of any Members' knowledge, neither any Member or LLC is in material default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any Member of LLC under, or violation of, any License. To the best of any Members' knowledge, the Members and/or LLC has completed and submitted, on a timely basis, all reports and filings associated with the Center as are required by any Governmental Authority. The Members and/or LLC will take all necessary actions to transfer, or assist USO in transferring, the Licenses to USO or its designee.


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         6.13. ADVERSE EVENTS. For the twelve (12) month period prior to the
Closing Date, there has not been any damage, destruction or loss, whether or not covered by insurance, which materially adversely affected the Interest or any event or series of events that has resulted in, or is reasonably likely to result in, a material diminution in the revenues generated by the Center.

         6.14. CREDITORS. The Members have provided USO with a list of the name, nature of business, address and telephone number of each person or business organization which is known to the Members to be a creditor of LLC on the date hereof and a statement of the amount owed such creditor as of the date hereof. The creditor list includes persons and business organizations who have asserted claims against LLC or the Interest, even though such claims are disputed. The transfer of the Interest to USO does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally and the Purchase Price constitutes fair and adequate consideration for the Interest. The Members have not entered into this Agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with the actual intent to disturb, hinder, delay or defraud LLC's present or future creditors or other persons.

         6.15. ACCOUNTS RECEIVABLE. All accounts receivable of LLC existing as of the Effective Time (the "Accounts Receivable") related to the provision of services by LLC which are payable to or for the benefit of LLC are reflected on
Schedule 6.15 hereof, which Schedule shall be prepared by LLC as of the Effective Time and attached to this Agreement as soon as practicable following the Closing Date. To the best of any Members' knowledge, the Accounts Receivable are (or will be) collectible in amounts not less than the aggregate amount reflected on Schedule 6.15 and are subject to no existing or pending counterclaims or setoffs.

         6.16. COMPLIANCE WITH LAWS. LLC is not in violation of, nor has either received notice of a potential violation of, any law, order, writ, injunction or decree of any court, governmental department or instrumentality (including any Environmental Protection Law), which violation could reasonably be expected to materially and adversely affect any Asset or the use of any Asset for its intended purpose.

         6.17. ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) Except as and to the extent of the amounts specifically reflected or reserved against in the LLC's Balance Sheet dated October 31, 1999 as set forth on Schedule 6.17 or except as otherwise set forth on Schedule 6.17.1, the LLC has no liabilities, except for liabilities incurred since the date thereof in the ordinary course of business.

                  (b) The LLC is not bound by any agreement, or subject to any charter or other corporate restriction or any unusual legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the LLC.

         6.18. ACCURACY AND MATERIALITY. No representation or warranty of any Member contained in this Agreement or any other document prepared by any Member and delivered to USO incident to this Agreement contains any untrue statements of a material fact, or, to the best of any Members' knowledge, fails to state a material fact necessary in order to make the statements made in this Agreement or such document not misleading. The Schedules and Exhibits to this Agreement correctly and completely set forth the information called for in such Schedules and Exhibits.


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         Each of the representations, warranties and covenants contained in this
Section 6 shall be deemed to be material to and have been relied upon by USO and shall be binding and enforceable against the Members notwithstanding any independent investigation made by USO.


SECTION 7. REPRESENTATIONS AND WARRANTIES OF USO.

         USO represents and warrants to ASC, as of the Closing Date, as follows:

         7.1. CORPORATE. USO is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. USO has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions set forth in this Agreement.

         7.2. AUTHORIZATION. This Agreement and all other agreements, certificates and instruments contemplated hereby to be executed and delivered by USO have been duly authorized by all necessary corporate action. This Agreement and each other agreement or instrument contemplated hereby to be executed by USO has been duly executed and delivered by USO and constitutes a legal, valid and binding obligation of USO enforceable against USO in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

         7.3. OTHER CONTRACTS. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or constitute a breach, violation or termination of, any provision of any agreement to which USO is a party or by which it is bound.


SECTION 8. CONDITIONS AND ADDITIONAL AGREEMENTS.

         8.1. USO'S CONDITIONS TO CLOSE. The Closing and all obligations of USO pursuant to this Agreement shall be conditioned upon the following:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Members contained in this Agreement or in any Schedule or Exhibit delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and (if the Closing Date shall occur on a date other than the date of this Agreement) the Members shall have delivered to USO on the Closing Date a certificate, dated the Closing Date and signed by an authorized officer of each Member, to such effect;

                  (b) NO ADVERSE CHANGE. There shall not have been any material adverse change in the LLC or the Management Agreement (either individually or in the aggregate) from the date of USO's execution of this Agreement through the Closing Date if the date of execution of this Agreement and the Closing Date are not one and the same;


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                  (c) INSOLVENCY. There shall not have been any insolvency
(whether voluntary or involuntary) of LLC from the date of USO's execution of this Agreement through the Closing Date if the date of execution of this Agreement and the Closing Date are not one and the same;

                  (d) SCHEDULED NARCOTICS. All scheduled narcotics used in the Center shall have been transferred to USO or otherwise disposed of, all in accordance with applicable federal, state and local law;

                  (e) LICENSES. All Licenses shall have been properly transferred to USO or with respect to Licenses which cannot be transferred, USO shall have obtained the necessary licenses and permits;

                  (f) OBLIGATIONS PERFORMED. The Members shall have performed all of their obligations under this Agreement required to be performed as of the Closing Date;

                  (g) MANAGEMENT AGREEMENT. USO, Inc. shall have received executed originals of the Assignment of Management Agreement from ASC;

                  (h) CONSENTS. The transactions contemplated hereby shall not
(i) require the consent, waiver, authorization or approval of any Governmental Authority, domestic or foreign, or of any other Person, except such consents, waivers, authorizations or approvals as have been obtained and are in full force and effect, or (ii) conflict with or result in any breach or violation of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under applicable federal, state, local or foreign statute, regulation, order, judgment or decree;

                  (i) DUE DILIGENCE. USO shall have been satisfied with its "due diligence" examinations of the LLC and the Center and shall not have discovered any conditions or set of facts which in USO's sole determination, individually or in the aggregate, would have a material adverse effect on the LLC or the Center;

                  (j) NO INJUNCTION. At the Closing Date, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction directing that the proposed transfer of the Interest not be consummated or (ii) any action, suit, or proceeding pending or threatened by or before any court or governmental body in which it is or may be sought to prohibit, substantially delay, or rescind the transfer of the Interest, or limit in any way USO's rights as contemplated herein, or obtain an award of damages in connection with the transfer of the Interest;

                  (k) LEGAL OPINION. The Members shall have furnished USO with a favorable opinion, dated the Closing Date, of the Members' counsel, in form and substance satisfactory to USO and its counsel, to the effect set forth in Exhibit B-1 hereto; and

                  (l) PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to USO and its counsel, and USO shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

In the event that any of the foregoing conditions is not satisfied, then USO may, at its option, terminate this Agreement in which event USO shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect.

         8.2. USO'S DELIVERIES. At or prior to the Closing, USO shall deliver to the Members, as appropriate:

                  (a) PURCHASE PRICE.

                        i. By check or wire transfer (at USO's option), cash in
                           an amount equal to ASC's portion of the Purchase Price and MA Purchase Price as set forth on Schedule
                           3.1 and any portion of the Noncompete Payments due at Closing pursuant to Section 12.1;

                       ii. By check or wire transfer (at USO's option) cash in
                           an amount equal to one-half of the ASDT portion of the Purchase Price and MA Purchase Price as set forth on Schedule 3.1 and delivery of a promissory note for the remainder; and

                      iii. By check or wire transfer (at USO's option) cash in
                           an amount equal to one-half of the ASDC portion of the Purchase Price as set forth on Schedule 3.1 and the Noncompete Payment and delivery of a promissory note for the remainder.

                  (b) ASSUMPTION OF MANAGEMENT AGREEMENT. An agreement by which USO, Inc. assumes the obligations under the Management Agreement in substantially the form of Exhibit C hereto (the "Assignment and Assumption Agreement").


         8.3. THE MEMBER'S CONDITIONS TO CLOSE. The Closing and all obligations of the Members pursuant to this Agreement shall be conditioned upon the following:

                  (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in Section 7 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date;

                  (b) OBLIGATIONS PERFORMED. USO shall have performed all of its obligations under this Agreement required to be performed as of the Closing Date, including, without limitation, the assumption of the Assumed Obligations;

                  (c) LEGAL OPINION. USO shall have furnished the Members with a favorable opinion, dated the Closing Date, of USO's counsel, in form and substance satisfactory to the Members and their counsel, to the effect set forth in Exhibit B-2 hereto; and

                  (d) CONSENTS. The transactions contemplated hereby shall not
(i) require the consent, waiver, authorization or approval of any Governmental Authority, domestic or foreign, or of any other Person, except such consents, waivers, authorizations or approvals as have been obtained and are in full force and effect, or (ii) conflict with or result in any breach or violation of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under applicable federal, state, local or foreign statute, regulation, order, judgment or decree.

In the event that any of the foregoing conditions is not satisfied, then the Members may, at their option, terminate this Agreement in which event the Members shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect.

         8.4. THE MEMBER'S DELIVERIES. At or prior to the Closing, the Members shall deliver, or cause to be delivered, to USO the following documents:

                  (a) CORPORATE RESOLUTIONS. Copies of members' resolutions of ASC and the other Members, certified by the Members' corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by each Members of this Agreement, the other agreements and instruments to be executed and delivered by each Member as provided herein, and the performance by each Member of the transactions contemplated hereby;

                  (b) CONSENT OF LLC. Consent of the members of LLC pursuant to the Regulations of LLC authorizing the Members to sell their Interests in LLC to USO;

                  (c) MEMBERSHIP CERTIFICATES. Certificates representing the Interests in the LLC endorsed in blank or accompanied by duly executed assignment documents and other documents of transfer acceptable in form and substance to USO in its judgment reasonably exercised;

                  (d) CERTIFICATE OF GOOD STANDING. Certificate of Good Standing by the Secretary of State of Texas as to the good standing of each Member, dated as of a date not more than ten days prior to the Closing Date;

                  (e) INCUMBENCY CERTIFICATE. An incumbency and signature certificate for the officers of each Member, certified by the secretary or assistant secretary of each Member;

                  (f) DRUG SCHEDULE. A listing of the controlled substances located at the Center together with a certification that all such controlled substances have been ordered and maintained in compliance with applicable laws and regulations;

                  (g) CERTIFIED COPIES OF LEASES. Certified copies of any and all real estate and/or equipment leases pertaining to the Center, certified by an officer of each Member;

                  (h) ASSIGNMENT OF MANAGEMENT AGREEMENT. An assignment of the Management Agreement by ASC to USO, Inc. in substantially the form of Exhibit C hereto (the "Assignment and Assumption Agreement"); and

                  (i) OTHER PURCHASE DOCUMENTS. All such documents and instruments USO and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

         8.5. POST-CLOSING COVENANTS.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Members and/or its members will take such further action (including the execution and delivery of such further instruments and documents) as any other party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor).


SECTION 9. TERMINATION AND ABANDONMENT

         9.1. METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) By the written consent of the Members and USO;

                  (b) By USO, if all of the conditions set forth in Section 8.1 of this Agreement shall not have been satisfied or waived on or prior to the Closing Date; or

                  (c) By the Members, if all of the conditions set forth in
Section 8.3 of this Agreement shall not have been satisfied or waived on or prior to the Closing Date.

If this Agreement is terminated pursuant to this Section 9.1, it shall become null and void and of no further force or effect, except as provided in Section 9.2.

         9.2. PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by the Members or USO pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties as provided herein and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Members or USO, and the Members and USO shall each return to the other party any documents or copies thereof in possession of such party furnished by such other party in connection with the transactions contemplated by this Agreement; provided, however, that the obligations set forth in Sections 10.1, 10.2 and
11.8 shall survive any termination. No termination of this Agreement pursuant to the provisions of this Section 9 shall relieve any party of liability for a breach of any provision of this Agreement occurring prior to such termination.


SECTION 10. INDEMNIFICATION.

         10.1. INDEMNIFICATION BY THE MEMBERS. The Members shall indemnify, defend and hold USO and its officers, directors, members, agents, employees, representatives, successors and assigns (collectively, "USO Indemnified Parties"), harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the USO Indemnified Parties (collectively, "Damages"), resulting from or in connection with any one or more of the following:

                  (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by the Members in this Agreement or in any other agreement delivered to USO pursuant to this Agreement;

                  (b) Any and all commitments, agreements, debts, liabilities and obligations of the Members or ASC debts related to the LLC, other than the Assumed Obligations, which are accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not disclosed in this Agreement;

                  (c) Any transaction, event, act or omission, which occurred on or prior to the Closing Date which relates to the LLC or the operation of the Center;

                  (d) Any failure of LLC to pay all of its liabilities or other failure of LLC to take appropriate action which would make the transfers contemplated herein ineffective as against creditors of LLC; and

                  (e) Any and all claims, actions, suits or proceedings brought or commenced by any former employee, contractor, consultant or principal of ASC or LLC or any action, suit, proceeding or claim incident to any of the foregoing.

         10.2. INDEMNIFICATION BY USO. USO shall indemnify, defend and hold the Members, their officers, directors, shareholders, agents, employees, representatives, successors and assigns, ("Member Indemnified Parties"), harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the Member Indemnified Parties, resulting from or in connection with any one or more of the following:

                  (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by USO in this Agreement or in any other agreement delivered to the Members pursuant to this Agreement;

                  (b) Any transaction, event, act or omission of USO which occurs after the Closing Date which relates to the LLC or the operation by USO of the Center; and

                  (c) Any action, suit, proceeding or claim incident to any of the foregoing.


SECTION 11. GENERAL PROVISIONS.

         11.1. PARTIES IN INTEREST AND ASSIGNMENT.

                  (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns and is expressly not for the benefit of any person other than USO and the Members.

                  (b) Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by each of the parties.

         11.2. CHOICE OF LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.

         11.3. ENTIRE AGREEMENT. This Agreement shall embody the entire agreement between the parties hereto with respect to acquisition of the Interest and cancels and supersedes all other previous agreements and understandings relating to the subject matter of this Agreement, written or oral, between the parties hereto. There are no agreements, representations or warranties between the parties other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

         11.4. AMENDMENT. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought.

         11.5. NO WAIVER. Each party hereto may, by written notice to the other parties hereto: (a) extend the time for the performance of any of the obligations or other actions of such party under this Agreement; (b) waive any inaccuracies in the representations, warranties, conditions or covenants of such other party contained in this Agreement; or (c) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the foregoing sentence, no waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

         11.6. SURVIVAL. The covenants, representations and warranties contained in this Agreement shall survive the Closing.

         11.7. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.8. CONFIDENTIALITY. The parties agree to maintain confidential the terms and conditions of this Agreement and not to disclose any of such terms and conditions to any third-party without the prior written consent of the other party.

         11.9. PREVAILING PARTY. The parties agree that if any party should institute litigation against any of the other parties to enforce any provisions of this Agreement, the prevailing party in such litigation shall be entitled to receive, in addition to any other relief awarded such party, reasonable attorneys' fees and expenses for the prosecution or defense of such litigation.

         11.10. USE OF MARKS. As of the Closing Date, ASC shall cease to use any of the Intangible Property comprising a portion of the LLC without the express prior consent of USO.

         11.11. EXPENSES. Except as otherwise provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

         11.12. NOTICES. Any notices or other communications required or contemplated under this Agreement shall be in writing and personally delivered, evidenced by a signed receipt, or mailed by certified mail, return receipt requested, postage prepaid, to the addresses indicated below on the signature page or to such other person or address as the parties may provide by notice to the other. The date of notice shall be the date of delivery of the notice if personally delivered or the date of mailing if the notice is mailed by certified mail.

         11.13. EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein.

         11.14. COUNTERPARTS. This Agreement may be executed in counterpart each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The parties agree that a facsimile may be executed as an original.

         11.15. REVIEW AND CONSULTATION. The Members has had access to and reviewed such information and have consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by the Members in connection with the transactions contemplated herein. USO has had access to and reviewed such information and have consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by USO in connection with the transactions contemplated herein.

         11.16. SEVERABILITY. In the event that any one or more of the provisions of this Agreement or any application thereof shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

         11.17. TELECOPY EXECUTION AND DELIVERY. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

SECTION 12. NONCOMPETE COVENANT.

         12.1. COVENANT NOT TO COMPETE. In consideration of the Purchase Price and the MA Purchase Price, each of the Members hereby agree that, for the period of five (5) years immediately following the Closing, such Members will not in any manner directly or indirectly:

                  (a) Disclose or divulge to any other persons, partnership, corporation, business organization, firm, or other entity whatsoever, or use for such Member's own benefit or for the benefit of any other person, partnership, corporation, business organization, firm, or other entity directly or indirectly in competition with USO, any knowledge, information, business methods, techniques, or patient lists, letters, files, records, or other information, of the LLC other than as may be required by a court with jurisdiction over such Members and USO.

                  (b) Solicit, divert, or otherwise interfere with the LLC's former patients, patronage, employees, or agents, not to include a patient's choice to follow.

                  (c) Own, operate, manage, participate in, or provide services to any person or entity operating an ambulatory surgery center within fifteen
(15) miles of Odessa, Texas; provided, however, that treating of patients in other centers/hospitals within such fifteen (15) mile radius or hospital ownership by a Member physicians shall not be a violation of this clause.

         12.2. REMEDIES. Each Member represents and acknowledges that the covenants contained in this Section 12 have been given in connection with a sale of a business interest. In addition to any other remedies available to USO, each Member further acknowledges that the provisions of this Section 12 may be enforced to: (i) restrain violation thereof by such Member; (ii) compel specific performance of the terms and conditions of this Section 12; and (iii) by suit to recover damages from such Member for his or her violation of any of the terms of this Section 12. In this regard, each Member also acknowledges that any violation of this Section 12 will result in substantial and continuing damages to USO, including, but not limited to, direct loss of revenue, interference with USO's business relationships, and disruptions to the operation of USO's business.

         12.3. REASONABLE RESTRICTIONS. Each Member acknowledges that the restrictions set forth in this Section 12 are reasonable in scope, and essential to USO's legitimate business interest, including, without limitation, protection of the value of Interest purchased from the Members.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date and year first above written.

  AMEDISYS SURGERY CENTERS, L.C.

  Amedisys Surgery Centers, L.C.
  3029 South Sherwood Forest Blvd., Suite 300
  Baton Rouge, Louisiana  70816

  By its Manager

  AMEDISYS, INC.

         By:   /s/ MICHAEL D. LUTGRING
               -----------------------
         Name:     Michael D. Lutgring
         Title:    Secretary

  AMBULATORY SYSTEMS DEVELOPMENT OF TEXAS, INC.

  Ambulatory Systems Development of Texas, Inc.
  7617 Arborgate Drive
  Dallas, Texas  75231

         By:  /s/ JOSEPH ZASA, President
               -------------------------
         Name:    Joseph Zasa
         Title:   President

  AMBULATORY SYSTEMS DEVELOPMENT CORPORATION

  Ambulatory Systems Development Corporation
  315 Bellefontaine
  Pasadena, California  91105

         By:  /s/ ROBERT J. ZASA
               -----------------------
         Name:    Robert J. Zasa
         Title:   President

                                         U.S. ORTHOPEDICS TEXAS, LLC:

                                         U.S. Orthopedics Texas, LLC
                                         11500 Fairview Road, Suite 150
                                         Little Rock, Arkansas  72212

                                         By its Manager

                                         U.S. ORTHOPEDICS, INC.

                                                By:  /s/ DANIEL CALDWELL
                                                     ---------------------------
                                                     Daniel Caldwell, President

                                         U.S. ORTHOPEDICS, INC.

                                         11500 Fairview Road, Suite 150
                                         Little Rock, Arkansas  72212

                                                By:  /s/ DAN CALDWELL
                                                     ---------------------------
                                                         Dan Caldwell, President